Exhibit 10.1

December 3, 2010

Dear David:

Given your ongoing time commitment to the Kellogg Company (the “Company”) to help ensure a smooth transition of the business, you will receive the following compensation for providing transition services through March 31, 2011.

1. Compensation. You shall be paid at a rate equivalent to $50,000 per month for the period of time you remain an employee of the Company after January 1, 2011, the date you are retiring as President, Chief Executive Officer and Director of the Company.

In addition, as long as you remain an employee of the Company, you will be eligible to participate in the Company’s employee welfare plans in effect from time to time, such as life, medical and dental insurance, and our savings and investment plan. Of course, you will also retain your vested benefits, the long-term grants you received previously according to the terms of the relevant plans, and your eligibility to retire from the Company. However, you will not be entitled to additional compensation or benefits from the Company. To be clear, you will not (a) participate in the 2011 or future Annual Incentive Plans or any other long-term incentive or performance plans (e.g., the 2011-2013 or future Executive Performance Plans); (b) be entitled to receive severance, disability or death benefits from the Company or otherwise participate in the Company’s severance plan; (c) be entitled to receive change of control benefits from the Company or otherwise participate in the Company’s Change of Control Plan; or (d) accrue any additional pension benefits by virtue of your continued employment with the Company.

2. Section 409A. This letter and the agreements herein will be interpreted to avoid any penalty sanctions under Section 409A of the Code. Upon your request, the Company agrees to make any reasonable changes to this letter and the agreements herein that will assure that no sanctions will be imposed under Section 409A of the Code.

3. No Other Representations. You represent and warrant that no promise or inducement has been offered or made except as herein set forth and that you are entering into and executing this Agreement without reliance on any statement or representation not set forth within this Agreement by the Company, or any person(s) acting on its behalf.

Mr. David Mackay

December 3, 2010

4. Release. In consideration of the compensation and benefits provided pursuant to this letter agreement, the sufficiency of which is hereby acknowledged, you, for yourself and for any person who may claim by or through you, irrevocably and unconditionally releases, waives and forever discharges the Company and its respective officers, directors, attorneys, agents and employees, from any and all claims or causes of action that you had, have or may have, known or unknown, relating to your employment with the Company up until the date of this letter agreement, including but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, as amended, the Family and Medical Leave Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act, the Employee Retirement Income Security Act; claims under any other federal, state or local statute, regulation or ordinance; claims for discrimination or harassment of any kind, breach of contract or public policy, wrongful or retaliatory discharge, defamation or other personal or business injury of any kind; and any and all other claims to any form of legal or equitable relief, damages, compensation or benefits (except rights you may have under the Employee Retirement Income Security Act of 1974 to recover any vested benefits), or for attorneys fees or costs. You additionally waive and release any right you may have to recover in any lawsuit or proceeding against the Company brought by you, an administrative agency, or any other person on your behalf or which includes you in any class.

5. Controlling Law and Venue. The construction, interpretation, and performance of this Agreement shall be governed by the laws of Michigan, including conflict of laws. It is agreed that any controversy, claim or dispute between the parties, directly or indirectly, shall only be resolved in the Circuit Court of Calhoun County, or the United States District Court for the Western District of Michigan, whichever court has jurisdiction over the subject matter thereof, and the parties hereby submit to the jurisdiction of said courts.

6. Entire Agreement; Amendment. This letter agreement, and the Agreement dated October 20, 2006 (together with this Agreement, the “Agreements”) constitutes the entire agreement between you and the Company, and that the Agreements supersede any and all prior and/or contemporaneous written and/or oral agreements relating to such matters. If there is any conflict between this Agreement and the October 20, 2006 Agreement, this letter agreement shall control. You acknowledge that this letter agreement may not be modified except by written document, signed by you and the General Counsel of the Company.

7. Employment Relationship. The employment relationship described in this letter may be terminated by you or the Company for any reason at any time by providing notice to the other. Your employment with the Company described in this Agreement is an at-will employment relationship, and that only the General Counsel of Kellogg may modify this provision, and any modification must be in writing signed by both parties.

8. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

Mr. David Mackay

December 3, 2010

If the terms of this letter are acceptable to you, please sign in the space provided below.

Sincerely,

/s/ Gordon Gund
Gordon Gund
Lead Director

Acknowledged and agreed this 3rd day of December, 2010

/s/ David Mackay